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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF BAKER & BOTTS, L.L.P. APPEARS HERE]


                                                                October 21, 1996


Lasertechnics, Inc.
3208 Commander Drive
Carrollton, Texas 75006

Gentlemen:

     You have requested our opinion with respect to the validity of up to 6,859,406 shares (the "Shares") of the Common Stock, par value $.01 per share (the "Common Stock"), of Lasertechnics, Inc., a Delaware corporation (the "Company"), being offered from time to time by certain stockholders of the Company (the "Selling Stockholders") pursuant to a Registration Statement on Form S-3 (Registration No. 333-10665) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Capitalized terms used herein without definition have the respective meanings assigned to them in the Registration Statement.

     In our capacity as counsel to the Company in connection with the registration and proposed sale of the Shares and as the basis for this opinion, we have examined originals or copies certified or otherwise identified to us, of certain documents, corporate records and other instruments, including the following: (i) the Certificate of Incorporation of the Company, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) certain corporate records of the Company, including minutes of meetings of the Board of Directors of the Company as furnished to us by representatives of the Company;
(iv) certificates of public officials and of representatives of the Company; and
(v) statutes and other instruments and documents pertaining to the Company. In giving this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based upon our examination as aforesaid, and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. The Shares to be offered by the Selling Stockholders as described in the Registration Statement, when duly issued upon conversion and cancellation of shares of Series D Preferred Stock or exercise of the warrants to purchase Common Stock described in the Registration Statement, will be duly authorized, validly issued, fully paid and non assessable.
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Lasertechnics, Inc.                  Page 2                    October 21, 1996


     The opinions set forth above are limited to matters governed by the General Corporation Law of the State of Delaware as in effect on the date hereof.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to the us beneath the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                 Very truly yours,


                                 BAKER & BOTTS, L.L.P.